Filed pursuant to Rule 433
Registration Statement 333-137902 Dated September 10, 2008

Long, Short and Leveraged exposure to Commodities


GOLD
AGRICULTURE
COMMODITY
CRUDE OIL
BASE METALS

PowerSharesETNs.com

has never been easier.

Invesco PowerShares has recently expanded its marketing partnership with Deutsche Bank to provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of some of the most prominent commodities in the world including oil, gold, wheat, corn, soybeans, sugar, copper, zinc and aluminum.

powerSHARES®
invest like never before

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and these offerings. You may get these documents for free by visiting powersharesetns.com, dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800-983-0903, 877.369.4617 or you may request a copy from any dealer participating in these offerings.

The PowerShares DB ETNs (the "Securities") are unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the Securities is entirely dependant on Deutsche Bank AG, London Branch's ability to pay. The rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The Securities are not FDIC insured, have no bank guarantee and may lose value.

Certain marketing services may be provided for these products by Invesco Aim Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC. Neither firm is affiliated with Deutsche Bank. PowerShares® is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the Securities' investment objective, risks, charges and expenses carefully before investing.

Invesco PowerShares

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